Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT

This CONFIDENTIAL SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between Christopher Stevens (“Employee”) and Pentair Management Company on behalf of itself, its predecessors, subsidiaries and affiliated entities (collectively “Company”).

WHEREAS, Employee has been on an expatriate assignment in Schaffhausen, Switzerland, most recently as President, Pentair Valves & Controls, with the terms and conditions of his at-will employment governed by the October 8, 2012 Tyco Valves & Controls Inc. Letter of Assignment, December 18, 2013 Pentair, Inc. Offer Letter, and October 6, 2014 Assignment Memo Addendum (which such documents are collectively described herein as the “Assignment Letters”).

WHEREAS, the parties wish to confirm their mutual understanding regarding Employee's repatriation to the United States and the conclusion of his employment with the Company subject to the terms and conditions of this Agreement.

WHEREAS, Employee’s employment with the Company is ending on October 15, 2015 (“Separation Date”), and the parties now wish to set forth their mutual understanding and agreement with respect to: (i) the process for and conditions of Employee’s repatriation to the United States, (ii) their respective obligations between the date of this Agreement and the Separation Date (which such period shall be known as the “Transition Period”), (iii) Employee’s separation from the Company, and (iv) Employee’s post-employment obligations in consideration for the significant financial benefits set forth in this Agreement.

WHEREFORE, for good and valuable consideration, the parties agree as follows:

1.    Separation Payment and Other Benefits. The parties have agreed that Employee’s employment will end on the Separation Date. Employee shall continue to receive his base salary through August 15, 2015 as set forth in Section 5 below. Further, provided Employee has strictly complied with his obligations under Section 5 (including Exhibit A referenced therein) during the Transition Period and further provided that Employee signs and delivers to the Company the Post-Employment Release of Claims (“Release”) in the form attached hereto as Exhibit B no later than twenty-one (21) days following the Separation Date, then the Company shall pay Employee the sum of (USD) $1,425,538.00, less applicable withholdings (the “Separation Payment”). The Separation Payment shall be paid in two installments as follows: (a) the first installment of $236,538.00, less withholdings, within twenty (20) days following Employee’s signature and delivery of the Release to the Company following the Separation Date, and (b) the second installment of $1,189,000.00, less withholdings, on February 15, 2016. The parties acknowledge that the first installment of the Separation Payment shall be inclusive of Employee’s accrued and unused vacation. Employee expressly understands and agrees that he is not entitled to any other payments for any accrued and/or unused vacation.

The parties acknowledge and agree that the purpose and intent of the Separation Payment is for such amount to be inclusive of any end of service gratuity or pay in lieu of notice to which Employee might otherwise be entitled under the laws of any jurisdiction, including the laws of Switzerland. In other words, by amicably entering into this Agreement and accepting the offered benefit of the Separation Payment and the other lucrative financial benefits set forth in this Agreement, Employee agrees that any rights he might otherwise have under laws of Switzerland, including any potential right to receive an end of service gratuity or pay in lieu of notice, are being fully satisfied.

Provided Employee does not exercise his right of rescission under Section 7, then the Company will pay to Employee an additional lump sum of (USD) $30,898.00, less applicable withholdings (the “COBRA Subsidy”), which Employee may use toward the cost of future health insurance premiums or for other purposes. The COBRA Subsidy will be paid to Employee on the date that the rescission period under Section 7 has expired following Employee's signature of this Agreement.

As a participant in the Pentair Management Incentive Plan (“MIP”), Employee will receive a prorated MIP bonus award for the 2015 year on the regular payout date in 2016 subject to the terms and conditions of the MIP. Such bonus amount will be calculated using Employee’s base salary in effect as of the Separation Date in accordance with the terms and conditions of the MIP.

Employee understands and agrees that the amounts described in this Section 1 and the awards described in Section 9 below provide all the rights and benefits available to Employee under bonus or incentive compensation plans of any type maintained by the Company, including, but not limited to, the Pentair Management Incentive Plan, the Omnibus Stock Incentive Plan, the

2008 Omnibus Stock Incentive Plan, the 2012 Stock and Incentive Plan, the Flexible Perquisite Plan, the Pentair Ltd. Employee Stock Purchase and Bonus Plan, the Supplemental Executive Retirement Plan, the Pentair, Inc. Restoration Plan, the Flow Control Supplemental Savings and Retirement Plan, the Pentair, Inc. Non-Qualified Deferred Compensation Plan (referred to as the Sidekick Plan), the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the 2004 TN Tyco International Options Plan, the 2004 Tyco International Options Plan, or any successor plans thereto, or any plans of employers acquired by the Company under which Employee holds vested or unvested options, restricted stock, restricted stock units or performance units; and that he holds no other stock options or rights to grants of future stock options. The Pentair Management Incentive Plan, the Omnibus Stock Incentive Plan, the 2008 Omnibus Stock Incentive Plan, the 2012 Stock and Incentive Plan, the Supplemental Executive Retirement Plan, the Pentair, Inc. Restoration Plan, the Flow Control Supplemental Savings and Retirement Plan, the Pentair, Inc. Non-Qualified Deferred Compensation Plan (referred to as the Sidekick Plan), the Pentair, Inc. Retirement Savings and Stock Incentive Plan, or any successor plans thereto, and any other plans of employers acquired by the Company under which Employee holds vested or unvested options, restricted stock, restricted stock units or performance units are in the aggregate called the “Pentair Equity Plans” and the documents establishing the terms and conditions of the grants under the Pentair Equity Plans are called the “Terms & Conditions” in this Agreement. Provided Employee does not exercise his right of rescission under Section 7, the Company agrees that Employee’s options, restricted stock, restricted stock units or performance units under the Pentair Equity Plans, if any, will be treated in accordance with Section 9 of this Agreement.

2.    Discharge of Claims. Employee, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants that he will not sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents (including Pentair plc), subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or the separation of his employment with the Company, including but not limited to claims, demands or actions arising under demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minn. Stat. 176.82, Minnesota Statutes Chapter 181, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations, and labor laws of Switzerland. Employee further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract (including, but not limited to, any past, present or alleged future claims arising under the Assignment Letters or under any other contracts aside from any future claims arising under this Agreement), retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs. Employee acknowledges that this release includes all claims that he is legally permitted to release, but does not apply to any vested rights under the Company’s retirement plans. Further, nothing in this Agreement precludes him from filing an administrative charge with a government agency, though he cannot recover any damages if he does file such a charge. Finally, the parties agree that Employee is not releasing any claims arising from the Company's or its agents' failure to submit or timely submit tax documentation on his behalf.

3.    Confidential Information Acquired During Employment. Employee agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company and which is not a matter of public record. Employee agrees that he will not release any such information to any person or entity at any time, except as may be required by law, or as agreed to in writing by the Company or as otherwise required for Employee to enforce or defend his rights hereunder. Employee acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

4.    Confidentiality, No Disparaging Remarks. Employee represents and agrees that he will keep the terms and facts of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company or as otherwise required for Employee to enforce or defend his rights hereunder. Further, during and after the Transition Period, Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its managers, officers or directors, or about any of the other released persons or entities identified in Section 2 to any other person or entity. Employee acknowledges that any violation of this non-disparagement provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the Employee’s violation hereof, including, but not limited to, the Company's attorney’s fees and costs relating to such an action to obtain appropriate injunctive relief and/or damages.

5.    Cooperation, Certification and Details of Repatriation. The parties agree that Employee will cease receiving salary after August 15, 2015 and that between August 15, 2015 and the Separation Date, Employee will not actively perform services on a full-time basis, but instead will be available for consultation and assistance on Company business matters on an as-requested basis. Employee will fully cooperate with the Company in carrying out all duties and responsibilities assigned during the Transition Period in accordance with the foregoing sentence. Further, after the expiration of the Transition Period and at the request of the Company, Employee will cooperate with the Company and with any affiliate of the Company in any claims or lawsuits where Employee has knowledge of the facts, and the Company will reimburse Employee for any out-of-pocket costs actually incurred by Employee in fulfilling his duty of cooperation provided such expenses are approved in writing in advance. Employee further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company or any affiliate of the Company or with their attorneys or agents in any claims or lawsuits which such person may bring. However, nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Employee gives the Company twenty-four (24) hours' written notice of the service of any subpoena), nor does it preclude Employee from filing an administrative charge with a government agency or cooperating with government agencies in connection with a charge (though he cannot recover damages if he does file such a charge as noted in Section 2 above). Employee certifies, warrants and represents that he has faithfully discharged his role with the Company at all times during his employment. Employee further certifies, warrants and represents that he is unaware of any actual or potential violations of law by the Company, Pentair plc or any affiliate of Pentair plc.

The Company acknowledges and agrees that it is obligated to take all necessary steps to ensure that Employee's taxes are filed in a timely fashion and that the Company is obligated to provide Employee with tax equalization benefits for all Pentair assignment related income he earned while working overseas for the Company (whether in Australia or Switzerland) pursuant to Pentair's Tax Equalization Policy. The Company also affirms for tax years 2015-2018 its obligations to assist Employee with tax equalization will continue so long as Employee has fully cooperated in the income tax equalization process in the same manner that the Company has required his cooperation in past years.

Employee acknowledges and agrees that for tax years 2015, 2016, 2017 and 2018 (and future years, if necessary, as determined by the Company), he is obligated to cooperate with the Company in connection with the income tax equalization process in the same manner that the Company required his cooperation in past years.  Should it be determined by the Company in the income tax equalization process that an amount is due from Employee, then Employee is required to submit such amounts due within sixty (60) days of completion and receipt of the calculation provided by the Company’s designated tax provider. Employee further agrees, authorizes and instructs the Company at its discretion to withhold any such amount from the Separation Payment and/or from any additional amount that might otherwise be owed to Employee. To the extent that Employee fails to submit information, submits his information late or omits information, and penalties and/or interest are assessed by the taxing authorities, Employee agrees that he will be held personally responsible and agrees to indemnify against and reimburse the Company for any and all penalties or interests imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance (“Section 409A”) related to Employee’s breach of Section 5 of this Agreement. Likewise, the Company agrees that if it or its designated tax provider or other agents fail to submit necessary information or submit it late such that penalties and/or interest are assessed by the taxing authorities, the Company agrees that it will indemnify Employee and reimburse him for any and all penalties or interest assessed against him.
The parties acknowledge and agree that the information set forth in attached Exhibit A regarding the subject matter contained therein accurately reflects their entire understanding and agreement regarding the manner in which all post-employment issues associated with the end of Employee’s international assignment will be brought to a conclusion and that Employee will fully cooperate with the requirements and timelines set forth in Exhibit A as a condition of becoming eligible to sign the Release within the twenty-one (21) day period following the Separation Date. Employee specifically acknowledges and agrees that he has no rights or claims with respect to allowances or repatriation except as set forth in Exhibit A, and the parties agree that this Agreement supersedes all prior agreements, representations and understandings of the parties, written or oral, with respect to repatriation.

6.    No Wrongdoing. Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

7.    Notification of Release and Right to Rescind. This Agreement contains a release of certain legal rights which Employee may have, including rights under the Age Discrimination in Employment Act and Minnesota Human Rights Act. Employee should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement. Employee understands that he may nullify and rescind this entire Agreement at any time within the next fifteen (15) days from the date of signature below by indicating his desire to do so in writing and delivering that writing to Pentair, c/o Frederick S. Koury, Senior Vice President of Human Resources, Pentair plc, Suite 600, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail. Employee further understands that if he rescinds this Agreement on a timely basis, the Company will not be bound by the terms of this Agreement, and, in such event, Employee will have no right to receive or right to retain the financial benefits conferred under this Agreement.

8.    Minnesota Law, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, the location of Pentair’s U.S. headquarters, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company. Further, the parties acknowledge and agree that Employee does not have any rights or remedies under the Supplemental Executive Retirement Plan, nor does he have rights under any pre-existing key executive employment and severance agreement of any type. Employee understands and agrees that, except as provided in this Agreement, all claims which he has or may have against the Company and the other released parties are fully released and discharged by this Agreement. The only claim which Employee may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement.

9.    Restricted Stock Units, Performance Units and Stock Options under Pentair Equity Plans.  Provided Employee does not exercise his right of rescission under Section 7, if Employee has unvested awards under the Pentair Equity Plans, the Company agrees to treat Employee’s unearned restricted stock units, performance units, and nonqualified stock options and incentive stock options, or other accrued benefits under the Pentair Equity Plans as follows:

i.    Restricted Stock Units.  Employee’s unvested restricted stock units under the Pentair Equity Plans that were granted prior to 2015, if any, shall be treated by the Company as fully and immediately vested, effective as of the Separation Date.  Employee’s unvested restricted stock units under the Pentair Equity Plans that were granted during 2015 shall vest only if the performance goal(s) established for such units are satisfied, with the vesting date occurring on the date the Compensation Committee of the Board of Directors of Pentair plc certifies the achievement of such goal(s), which certification is expected to occur in February of 2016. The value of Employee’s restricted stock units (settled in stock) shall be deposited into Employee’s UBS account (reduced by applicable withholdings) within one month following the vesting date, or if later, within fourteen (14) days of the expiration of the rescission period under Section 7; provided, however, that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if the Restricted Stock Units would be considered deferred compensation under Section 409A, then the shares (reduced by applicable withholdings) will be deposited no earlier than six months following the Separation Date.

ii.    Performance Units. Employee shall be entitled to the performance units and the value of such performance units (settled in cash), based upon the Company actual performance and actual achievement of the performance goals established under the applicable Pentair Equity Plans for the performance units.  The units shall vest, if at all, on the date the Compensation Committee of the Board of Directors of Pentair plc certifies the achievement of such goals following the end of the original three year performance period of the award, and the cash value of the vested performance units shall be paid to Employee (reduced by applicable withholdings) by the Company within one month following such vesting date, or if later, within fourteen (14) days of the expiration of the rescission period under Section 7; provided, however, that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if the Performance Units would be considered deferred compensation under Section 409A, then the value (reduced by applicable withholdings) will be paid the later of the time set forth in the previous sentence or six months following the Separation Date.

iii.    Options.  With the exception of the October 12, 2010 and October 12, 2011 Tyco Options (the “Tyco Options”) described in the following paragraph, Employee’s options under the Pentair Equity Plans, if any, shall remain outstanding (the “Outstanding Options”) and vest (to the extent not already vested) in accordance with the terms of the particular grant or award under the Pentair Equity Plans or applicable Terms & Conditions until the earlier of the expiration date of the award or the fifth anniversary of the Separation Date (with respect to each option, the “Option Termination Date”). These Outstanding Options may be exercised by Employee until their respective Option Termination Dates, at the time and in the manner permitted under the terms of the applicable Pentair Equity Plan and the applicable Terms & Conditions.  An Outstanding Options unexercised by Employee as of the close of business on its Option Termination Date shall be forfeited.  If Employee chooses not to sign this Agreement or if Employee exercises his rights of rescission under Section 7, then Employee’s options under the Pentair Equity Plans that had vested prior the Separation Date (the “Previously Vested Options”) may be exercised by Employee in accordance with the time and in the manner permitted under the terms of the applicable Pentair Equity Plan.

As for the Tyco Options granted on October 12, 2010 and October 12, 2011, respectively, such options, now denominated as PNR grants, shall be fully vested on the Separation Date and may be exercised by Employee no later than one (1) year following the Separation Date. After that time, any unexercised Tyco Options shall be forfeited.

iv.    Retirement Plans.  Employee shall be entitled to receive payments under the Pentair, Inc. Non-Qualified Deferred Compensation Plan (referred to as the Sidekick Plan) and The Pentair, Inc. Retirement Savings and Stock Incentive Plan(collectively, the “Retirement Plans”), without regard to whether Employee signs this Agreement.   Payment or distributions from Employee’s Retirement Plans accounts will be made in accordance with the terms of the applicable Retirement Plan documents, deferral elections, Internal Revenue Code regulations, or the Employee Retirement Income Security Act of 1974, including the requirement that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if payments under the Retirement Plans would be considered deferred compensation under Section 409A, then the value (reduced by applicable withholdings) will be paid no sooner than six months following the Separation Date.

10.    Outplacement. Provided Employee does not exercise his right of rescission under Section 7 of this Agreement, then the Company shall pay for executive outplacement services provided by the executive outplacement services company designated by the Company for Employee’s benefit to the extent such services are actually utilized by Employee within one (1) year following the Separation Date and to the extent the cost does not exceed $40,000.00.

11.    Narrow Post-Employment Restrictions.

(a)    Definitions. For the purpose of Section 11 of this Agreement, the following definitions shall apply:

The Business. The “Business” means each of the business segments, business units, and subsidiary operations of Pentair plc and its subsidiary entities and affiliates on a global basis (including, but not limited to, Pentair’s Valves & Controls Business Unit which the parties recognize is one of the world’s leading manufacturers and marketers of valves, actuators and controls, providing market-leading products, services and solutions, for the most challenging applications throughout oil and gas, power, mining, chemical, food and beverage and building and construction industries on an international scale). The parties acknowledge that due to Employee’s executive position and global duties and responsibilities on behalf of Pentair plc and the Company: (i) he is familiar with all business segments and business units of Pentair plc; (ii) he has been materially involved in all business segments and business units of Pentair plc on a global basis; and (iii) he has received lucrative financial benefits as a result of his exposure to and involvement in all business segments and business units of Pentair plc on a global basis.

Competitor. “Competitor” means any economic concern, whether an entity or a person, that competes against the Business in any geographic market where the Company, Pentair plc or any of its affiliates does business.

Throughout his employment in the Business, both with the Company as a Pentair affiliate and with any predecessor owner of any part of the Business, Employee became intimately familiar with trade secrets, know-how, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the Business and concerning the operations of the Company, Pentair plc and its affiliates (collectively, the “Pentair Entities”).  As a result of Employee’s intimate familiarity with the proprietary and confidential information regarding the Business, Employee acknowledges and agrees that he would be able to engage in unfair competition vis-à-vis the Pentair Entities in the event he were to: (i) become employed by or otherwise involved in any way with a Competitor; (ii) solicit or accept competitive business from customers of the Pentair Entities; or (iii) solicit employees of the Pentair Entities.  Accordingly, Employee agrees to the narrow post-employment restrictions set forth in Sections 11(b) and 11(c) below.

(b)    Non-Competition.  Employee agrees that for a twenty-four (24) month period following the Separation Date, he will not (whether in his individual capacity or as an agent of a third party) become employed by, consult with, obtain an ownership interest in, render services to, or have any competitive involvement with a Competitor in any market in the world where Pentair plc or its affiliates are conducting the Business.

(c)    Non-Solicitation.  Employee agrees that for a twenty-four (24) month period following the Separation Date, he will not, for himself or for any third party, directly or indirectly, (i) solicit or accept business from any customer of the Pentair Entities, or (ii) solicit any employee of the Pentair Entities the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave his or her employment.

The parties acknowledge and agree that the requirement in Section 11(c)(ii) which prohibits Employee from directly or indirectly soliciting or otherwise enticing, inducing or encouraging any employee of the Pentair Entities to leave his or her employment is intended to prohibit and shall prohibit, without limitation, Employee from doing any of the following:  (a) solicit for hire or solicit for retainer as an independent consultant or as contingent worker any employee of any of the Pentair Entities; (b) participate in the recruitment of any employee of any of the Pentair Entities, such as through interviewing; (c) serve as a reference for an employee of the Pentair Entities; (d) offer an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Pentair Entities; (e) assist or encourage any third party to pursue an employee of the Pentair Entities for potential employment, independent consulting or contingent worker opportunities; or  (f) assist or encourage any employee of the Pentair Entities to leave the Pentair Entities in order to be an employee, independent consultant or contingent worker for a third party.

(d)    Reasonableness and Notice. Employee agrees that in light of the money and benefits conferred to him under this Agreement, the narrow nature of the restrictive covenants imposed under Sections 11(b) and 11(c) are reasonable and will not result in any hardship to him.  Further, Employee acknowledges and agrees that his breach of any obligation under this Section 11 would cause irreparable harm to the Company, Pentair plc and/or to its affiliates and that such harm may not be compensable entirely with monetary damages.  If Employee violates his obligations under this section, the Company, Pentair plc and its affiliates may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement.  Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights at law, in equity, or under this Agreement. In connection with any suit at law or in equity under this Agreement, the Company, Pentair plc and its affiliates shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Employee or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit.  Further, in the event of Employee’s breach of this section, Employee shall disgorge the value of all payments and benefits conferred to him by virtue of this Agreement, including the Separation Payment.  In addition to the foregoing, the Company, Pentair plc and its affiliates shall be entitled to collect from Employee any reasonable attorney’s fees and costs incurred in bringing any action against Employee or otherwise to enforce the terms of this Agreement.  The parties agree that it is their intent that the restrictions in this Section 11 be enforced to the maximum allowable extent or modified to permit enforcement to the maximum allowable extent under the laws of Minnesota as determined by a court of appropriate jurisdiction in Minnesota, and the parties further agree to and acknowledge the sufficiency of the parties’ contacts with the State of Minnesota in order to confer exclusive jurisdiction of Minnesota courts applying Minnesota law. The parties are aware of the potential jurisdiction of a Swiss court in this regard and herewith exclude such Swiss jurisdiction by mutual agreement.

Employee agrees that while the restrictive covenants imposed under this Section 11 are in effect, Employee shall give written notice to the Company within ten days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of any of the Pentair Entities. Such written notice shall be delivered to the Company c/o Frederick S. Koury, Senior Vice President of Human Resources, Pentair plc, Suite 600, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail.  Employee agrees that the Company may notify such new employer, company or corporate entity that Employee is bound by this Agreement and, at the Company's election, furnish such employer, company or corporate entity with a copy of Section 11 of this Agreement.

12.    Administrative Charges, Investigations, and Proceedings. As stated above, nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. As a result, the restriction in Section 3 regarding non-disparagement does not apply in connection with an administrative charge filed with a government agency or an investigation by an administrative agency. As stated above in Section 2 regarding Employee’s waiver of claims, notwithstanding the provisions of this Section 12, Employee waives his right to recover monetary damages or receive any relief in any charge, complaint, or lawsuit filed by Employee or anyone else on his behalf, including in connection with any administrative agency charge, investigation, or proceeding. Employee affirms that he has not filed, has not caused to be filed, and is not presently a party to any claim, complaint, charge, or action against the Company, against Pentair plc or against any affiliate of Pentair plc in any form or forum.

13.    Construction of this Agreement and Severability. Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party, including the party who prepared it. With the exception of Section 2, if one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired. If Section 2 shall in part or in whole be invalid, illegal or unenforceable in any respect based on a claim brought by Employee challenging the validity of his release in Section 2, the Company may at its option void the remainder of this Agreement, including the obligation to pay Employee the Separation Payment. Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.

14.    Employee Understands the Terms of this Agreement. Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (d) the Company has advised Employee to consult with an attorney regarding the purpose and effect of this Agreement; (e) the Company allowed Employee twenty-one (21) days within which to consider this proposed Agreement, and (f) Employee fully understands this Agreement and has had a sufficient opportunity to be advised by counsel of the consequences of signing this Agreement. The parties acknowledge and agree that if Employee has not signed this proposed Agreement within the twenty-one (21) day period following the Company’s presentation of the offer of this Agreement to Employee, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

EMPLOYEE

Dated:    August 31, 2015                /s/ Christopher Stevens

Dated:    September 3, 2015            PENTAIR MANAGEMENT COMPANY

By /s/ Frederick S. Koury
Frederick S. Koury

Its     Senior Vice President, Human Resources

Dated:    September 3, 2015            By /s/ Angela D. Lageson
Angela D. Lageson

Its     Senior Vice President, General Counsel & Secretary

EXHIBIT A

Christopher Stevens - Repatriation
TAXATION
Income related to your assignment will remain tax equalized through August 15, 2015, the date your international assignment ends. However, you will continue to be held to Pentair’s tax equalization policy until all tax matters related to your assignment are closed. As of August 16, 2015, you will be personally responsible for global tax liabilities (including home and/or host income, state/local, and social taxes) on all of your employment income as well as any outside personal income you may receive in both your home and host locations. However, should any assignment allowances or employment income be paid by Pentair on your behalf, after your separation date from the Company (i.e., host location tax payments or other Pentair income related to your assignment), these payments will be covered by the tax equalization policy. Please note that tax equalization policy will only cover the Switzerland and Australia income and taxes related to your assignment, and you will remain responsible for any applicable U.S. hypothetical or actual tax (i.e., federal, state, local and social security, etc.) withholdings accordingly. Equalization will not cover taxes related or impose by another country in which you chose to relocate to should these income items be taxable in that country.
During your assignment, foreign tax credit carryovers may have been generated by foreign taxes paid by Pentair. As such, any benefit you receive as a credit against foreign source income, as a result of these credit carryovers, belongs to Pentair. In order for Pentair to capture the benefit from these credits, it may be necessary for you to continue to use Pentair’s designated tax provider, for a period of time, as determined by Pentair.

Pentair will cover the cost for the tax preparation services provided by its designated tax provider who will be responsible for preparing both your U.S. and Switzerland (and Australia as needed) location tax returns, as well as any tax equalization calculations necessary.  It is expected that the services provided will include the 2015, 2016, 2017 and 2018 tax years. Any Pentair settlements or other payments made in the 2019 tax year or future years, which are related to your Pentair assignment, will be evaluated by Pentair for the need for tax assistance, and as to Pentair assignment employment-related income earned by you personally, such assistance will not be denied as long as it falls under Pentair tax equalization policy guidelines. Tax assistance may be provided in the format of either Pentair’s designated tax provider or appropriate tax gross-ups, without the need for tax provider assistance.

It is expected that both parties will fully abide by the tax data submission deadlines without any delay set by the designated tax provider, to help ensure timely tax return filings. To the extent that information is submitted late or omitted, and penalties and/or interest are assessed by the taxing authorities, the party who caused the late submission will be held personally responsible. This includes any penalties or interest imposed under IRC §409A, if applicable. In order to avoid these penalties and/or interest, we strongly urge you to comply with the data submission deadlines.

Any tax equalization payments due to or from Pentair are expected to be settled within 60 calendar days of completion and receipt of the calculation provided by our designated tax provider. Separately, you also agree and instruct the Company, at its discretion, to withhold any tax amounts due to the Company by offsetting other benefits that may be due to you (e.g., separation payments, bonus, etc.).

Please note that tax services do not include financial consulting or planning. These are out of scope of Pentair’s tax services.

ASSIGNMENT ALLOWANCES AND BENEFITS
All of your assignment allowances paid through payroll and/or any benefits-in-kind, as outlined (but not limited) to the items below, will cease being paid or provided as of August 15, 2015:

•	G&S Allowance

•	Host Housing Payments to Landlord (except for lease cancellation fees, as described below)

•	Host Housing Utilities Payments/Reimbursements

•	Home Leave Airfare

•	Host Company Car

•	Children Education Costs/Expenses

•	New Jersey Storage Costs (except for what is authorized in storage section below)

•	Any unused language training for you or your spouse

•	Any unused spouse assistance reimbursement allowance

•	CIGNA Int’l Health Coverage will terminate on your employment separation date and you will be provide option for CIGNA Int’l COBRA.

RELOCATION
Pentair will assist with your repatriation back to Houston, Texas or another U.S. location of your choice. However, only one U.S. location will be authorized and confirmed for your relocation benefits back to the U.S. You must confirm to the Manager of Global Mobility the U.S. location you elect for your U.S. repatriation location no later than July 15, 2015. If applying for reimbursements, receipts must be submitted through the Expatriate Expentia system. No expenses for repatriation should be put on your corporate card or submitted through Concur OR local business expenses systems. This includes the arrangements of the relocation air tickets. Global Mobility will help you book these tickets as described further below.
Transportation Costs
Pentair will pay the cost of you and your family’s upgradeable economy class airfare between Switzerland and your U.S. home location via the most direct route. In addition, reasonable ground transportation to/from airports will be reimbursable. Excess baggage charges for personal effects are not covered expenses since an air shipment provision is included for the shipment of your personal household good effects. You can coordinate your relocation tickets through the Manager of Global Mobility so that Carlson Wagonlit can bill the relocation tickets for you and your family to the special expatriate card number. Carlson Wagonlit Travel should copy the Manager of Global Mobility on all flight itineraries for your repatriation airfare.

Temporary Living Expenses
You may have to vacate your host country residence before you leave the host country. Pentair will reimburse the cost of temporary accommodations in Switzerland for up to five (5) days as needed to allow for cleaning, etc., for the turnover of your assignment property. Reimbursements include the cost of accommodations, such as hotel/extended stay, and will include the cost of reasonable meals, if kitchen facilities are not available. Separately, Pentair will cover sixty (60) days temporary living in your U.S. home location coordinated through your SIRVA consultant. Reimbursements include the cost of accommodations, such as corporate apartment, hotel/extended stay, and will include the cost of reasonable meals, only if kitchen facilities are not available. Pentair’s providers will invoice you separately for any costs beyond the sixty (60) days allowable, and you will be expected to settle those temporary housing invoices timely with the vendor.
The temporary accommodations must be approved upfront and coordinated in advance through your SIRVA consultant and the Manager of Global Mobility.
Furniture Rental (In lieu of temporary living)
In lieu of the sixty (60) days temporary noted above, Pentair will allow sixty (60) days for a reasonable rental furniture package, as determined by the Manager of Global Mobility. Your SIRVA consultant will help coordinate the rental furniture rental through its designated furniture rental provider. The furniture package will include the basics for a family of 4 and include items for the Living Room and Dining Room Areas, Electronics (e.g., 32” LCD TV, DVD player), Master Bedroom, 2 Children Rooms, Office (e.g. desk/chair only) and the basic housewares (e.g. kitchen package, bathroom package, bed linens, vacuum, iron/board, etc.). You will be provided further information on package provisions if you elect this option from your SIRVA consultant. Pentair’s provider will invoice you separately for any furniture rental costs beyond the sixty (60) days allowable, and you will be expected to settle those invoices timely with the vendor.

Car Rental
If needed, Pentair will reimburse the fees for a rental car for up to 30 days, in the U.S. Gas receipts are your personal responsibility. Any car rental should be put on your personal credit card, and receipts can be submitted through the Expatriate Expentia System.
Host Company or Personal Cars
For your assignment company car, you will need to work with local Switzerland Human Resources for the disposal/turnover of your company car by August 15, 2015, as per local policy for company car turnovers. Separately, should you have purchased or leased a personal car in the Switzerland, you will be personally responsible for turning over the leased car and/or the disposing of your personal purchased car. No financial assistance will be provided for the disposal of a personal car.

Shipment of Household Goods
The company will cover the packing, transporting, insuring, delivering and unpacking of your household goods and personal effects from Switzerland to your U.S. home location. You will receive an air shipment of 1 LDN container for yourself and 1 D container for the spouse/domestic partner, and 1 H container for each accompanying dependent. In addition, you will receive a sea/surface shipment of 1 40ft. high container, and 1 regular 40 ft. container (if needed). Both shipments will be insured up to the same insurance values that was figured for your most recent move from Schaffhausen to Zurich. These shipments must be facilitated by Pentair’s designated international shipping vendor assigned to you. You are expected to use good judgment in assuring that household goods and personal belongings that are intended for shipment are legally allowed. You should contact Pentair’s designated international shipping vendor to obtain a list of items that will not qualify for company-paid shipping, or is restricted for shipment into the destination location. Should your shipment be in excess of the allowable weights, you will assume responsibility for the excess shipment costs and will be billed separately by the designated shipping vendor. Therefore, it is recommend that you discard, donate, or sell items to ensure you are under your allowable shipment weights.
U.S. Storage (Goods from Switzerland)
Any storage needed upon arrival of your Switzerland sea shipment in the U.S. will be covered for up to 60 days from the date the designated shipper puts your sea shipment into storage. Additional storage time beyond the 60 days allowable or other storage fees (e.g. insurance etc.) will be your personal responsibility and the designated shipper will invoice you directly. Swiss storage is not authorized.
Movement/Shipment And Storage of Goods (Switzerland Sea Shipment in U.S. Storage)
Pentair will pay the cost of moving your personal effects out of the Pentair vendor storage into the new home you secure in your new U.S. home location. The movement of the goods will be limited to a city within the U.S. state authorized for your U.S. home storage. No movements will be authorized to another U.S. state cross-country. This shipment must be facilitated by your SIVRA counselor through the designated shipping company. Insurance coverage will be applicable to Pentair’s shipment policy coverage. All movements out of storage have to be completed no later than the 60 days from the date that your Switzerland sea shipment of goods were put into the U.S. storage facility. Any movements and delivery fees after this 60 day storage time has expired, will also be your personal responsibility. You are allowed to keep your household goods in the storage facility, if you elect to do so. However, Pentair will not pay any additional storage, insurance, or movements after the 60 day expiration. You will be responsible for all related fees and the designated shipping vendor will invoice you directly. Should you secure housing in your new location such that your Switzerland shipment can be moved directly into your new U.S. home housing, this will be considered final delivery with no future movements and no future storage of the above mentioned goods to be authorized.
Storage (New Jersey)
With respect to the goods you currently have in Pentair’s vendor storage in New Jersey, Pentair will continue to pay storage and insurance costs up to 60 days from the date that your Switzerland sea shipment arrives to the U.S. port and goes into the U.S. storage facility authorized.
Further, Pentair will pay the actual cost of moving your personal goods out of Pentair's vendor storage in New Jersey to your new Cincinnati, OH address, including delivering and unpacking of your household goods and personal effects presently in storage in New Jersey provided the move takes place in 2015 and does not exceed a maximum of $20,000.00. Additional storage or the movement of the goods out of the storage facility beyond these terms will be your responsibility.
Turnover of Pentair Company Housing/Lease Cancellation
The earliest Pentair can provide its first cancellation notice on the lease terms is September 2017. Therefore Pentair will cover rental and utility fees as per the lease terms. Since the rental lease terms are in the Company name, Pentair will either try to cancel the lease terms early and find a new tenant with same current lease terms as required, or provide housing to another Pentair assignee to fulfill the remaining lease terms.
You must vacate Pentair’s Company rental property prior to August 15, 2015, and complete the necessary walk through for Pentair and the landlord’s release. All damages, wear and tear, painting, cleaning, etc. should be taken care of prior to move out of the premises, and these costs are your sole financial responsibility but for which you can use your departure assistance reimbursement (outlined below) towards these potential expenses incurred in the turnover of your Switzerland assignment property. However, should the landlord not allow some of the cleaning, damage repair, painting, etc., at the time of move-out, Pentair will obtain the cleaning, damage repair, and painting bids necessary to secure payments from you upfront so that these charges can be settled when the landlord authorizes Pentair to do so.

Departure Assistance Reimbursement
Where necessary, Pentair may reimburse up to USD 2,500 or local equivalent at the time of payment to cover any costs for required repairs and maintenance related to normal wear and tear (i.e., painting, cleaning) to your leased housing prior to departure. Reimbursement will be handled through Expentia and proper documentation/receipts will be required. Any housing movement expenses above this allowable reimbursement amount will be your responsibility to settle to either the landlord or Pentair.
Host Departure Services & Return Of Pentair Housing Deposit
1-2 days departure services through our local contact will be provided to help you satisfy your obligation to vacate the premises prior to August 15, 2015 and accomplish any necessary cleaning, painting and damage repair required to restore the condition of the property to the state it was in at the time you began your tenancy in order to cause the full release of Pentair’s upfront security deposit. Your departure assistance reimbursement benefit described above can be used to assist you in causing any necessary cleaning, painting or repair work to be done to ensure that the property is restored to the state it was in at the time you began your tenancy. Finally, you assign any rights or interest in the security deposit to Pentair, and should the security deposit be remitted to you, you must return the security deposit to Pentair within 30 days of your receipt of the funds.
Repatriation Allowance
Pentair will pay a relocation allowance of USD 5,000 NET.
This allowance is intended to offset any out-of-pocket expenses associated with relocation, and not specifically covered in any other policy element for your repatriation. Relocation expenses would include, but are not limited to, purchase and installation of appliances and furnishing, hook-up charges, automobile registration/license and driver’s license, additional temporary living or car rental, and excess baggage or storage costs, etc.
You can request your relocation allowance through the Expatriate Expentia system.
Immigration (Work & Residence Permit Cancellations)
As required, Pentair will notify the authorities of your termination date for the cancellation of your work and residence permits. Pentair will authorize Pro-Link Global to assist you and your family with your Switzerland de-registrations through our designated immigration vendor. This will help notify the authorities of your official Switzerland departure. This de-registration is also important since it notifies the tax authorities of your departure, which helps to close off your Switzerland tax matters. Should you or your family wish to re-enter Switzerland for personal reasons, e.g., visit/vacation etc., you will need to seek proper legal entry through a visitor visa.
Relocation Administration/Expense Management
Your SIRVA counselor, along with the Manager, Global Mobility will help initiate and facilitate your repatriation/relocation to your U.S. home location. Any authorized repatriation relocation expenses should be coordinated through your SIRVA contact and any reimbursements will be handled through the Polaris/Expentia system.
Repatriation Benefits Deadline
You must fully utilize all repatriation benefits, and also make any appropriate expense submissions no later than December 31, 2015 or forfeit unused benefits. The sole exception is related to the above taxation section which indicates the need to cover multiple tax years for tax preparation and related tax equalization settlements.

Exhibit B

POST-EMPLOYMENT RELEASE OF CLAIMS

WHEREAS, Employee’s employment with Pentair Management Company (the “Company”) ended on October 15, 2015, and Employee now wishes to sign and deliver this two-page Post-Employment Release of Claims (“Release”) as a condition of receiving those certain benefits set forth in the parties’ _________ 2015 Confidential Separation Agreement to which this Release was attached as Exhibit B.

WHEREAS, “the Assignment Letters” means, collectively: the October 8, 2012 Tyco Valves & Controls Inc. Letter of Assignment; the December 18, 2013 Pentair, Inc. Offer Letter; and the October 6, 2014 Assignment Memo Addendum.

WHEREFORE, Christopher Stevens (“Former Employee”), on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue and releases and forever discharges the Company and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents (including Pentair plc), subsidiaries and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or the separation of his employment, including but not limited to claims, demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, and any applicable regulations, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minn. Stat. 176.82, Minnesota Statutes Chapter 181, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations, and all labor laws of Switzerland. Former Employee further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Release based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract (including, but not limited to, any past, present or future claims arising under the Assignment Letters or under any other contracts aside from any future claims arising under the Confidential Separation Agreement to which this Release is attached as Exhibit B), retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs. Former Employee acknowledges that this Release includes all claims that he is legally permitted to release, but does not apply to any vested rights under the Company’s retirement plans. Further, nothing in this Release precludes him from filing an administrative charge of discrimination, though he cannot recover any damages if he does file such a charge or if he has filed such a charge.

Rescission. Former Employee understands he may not sign this Release prior to the Separation Date as defined in the Confidential Separation Agreement to which this Release was attached as Exhibit B. Former Employee further understands that he may nullify and rescind this Release at any time within fifteen (15) days from the date of signature below by indicating his desire to do so in writing and delivering that writing to Pentair, c/o Frederick S. Koury, Senior Vice President of Human Resources, Pentair plc, 5500 Wayzata Boulevard, Suite 600, Golden Valley, MN 55416, by hand or by certified mail. Former Employee further understands that if he rescinds this Release on a timely basis, then the Company will have no obligation to pay him those particular monies and benefits under the Confidential Separation Agreement to which this Release was attached as Exhibit B which were expressly conditioned upon Former Employee signing and not rescinding this Release after the Separation Date. Former Employee warrants that (a) no promise or inducement has been offered for this Release except as provided in the Confidential Separation Agreement; (b) this Release is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Former Employee is legally competent to execute this Release and accepts full responsibility therefor; (d) the Company has advised Former Employee to consult with an attorney; (e) the Company has allowed Former Employee at least twenty-one (21) days within which to consider this Release; and (f) Former Employee fully understands this Release and has had a sufficient opportunity to be advised by counsel of the consequences of signing this Release.

FORMER EMPLOYEE

Dated: ________________            _________________________________________